Exhibit 99.1

For Immediate Release

Contact: Oscar Suris

(954) 769-3576

suriso@autonation.com

AUTONATION ANNOUNCES IRS SETTLEMENT

FORT LAUDERDALE, Fla. (March 3, 2003) – AutoNation, Inc. (NYSE: AN), America’s largest retailer of both new and used vehicles, announced today that it has reached a settlement with the Internal Revenue Service (“IRS”) with respect to the tax treatment of certain transactions entered into by the Company in 1997 and 1999.

The Company will owe the IRS net aggregate payments of approximately $470 million, including interest.  An initial net payment of approximately $350 million will be due in March 2004, and three subsequent payments of approximately $40 million each will be due in March 2005, 2006 and 2007, respectively.  As a result of the settlement, the Company expects that in the first quarter of 2003 it will record additional net income in the range of $100 million to $175 million.  Additional details regarding the settlement’s financial impact will be provided with the Company’s first quarter 2003 earnings release in April 2003.

“This settlement eliminates the uncertainty associated with the tax consequences of these transactions, and that’s good news for AutoNation and its shareholders,” said Craig T. Monaghan, Senior Vice President and Chief Financial Officer of AutoNation.  “Our strong cash flow generation, together with our available cash and credit capacity, positions us well to fund the tax settlement while continuing to pursue stock repurchases, acquisitions and other opportunities.”

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest retailer of both new and used vehicles and a member of the S&P 500. Ranked #101 on the 2002 Fortune 500 survey of America’s largest corporations, AutoNation employs approximately 28,500 people and owns and operates 375 automotive retail franchises in 17 states. For additional information, please visit www.AutoNation.com, where consumers can find more than 93,000 vehicles available for sale, or visit http://corp.AutoNation.com.

FORWARD-LOOKING STATEMENTS

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

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